                             SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of Commission Only (as permitted by
     Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                [LANDRY'S LOGO]



                                 July 21, 1999



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on August 13, 1999, at 5:00 p.m., local time, at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of five Directors to serve terms of offices expiring at the 2000 Annual Meeting of Stockholders. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     The Board of Directors and Management look forward to seeing you at the Annual Meeting.

                              Very truly yours,



                              Tilman J. Fertitta
                              Chairman of the Board,
                              President and Chief Executive Officer

                       LANDRY'S SEAFOOD RESTAURANTS, INC.
                        1400 POST OAK BLVD., SUITE 1010
                             HOUSTON, TEXAS  77056
                              ___________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 13, 1999
                              ___________________

     Notice is hereby given that the Annual Meeting of Stockholders of Landry's Seafood Restaurants, Inc. (the "Company") will be held at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas, on August 13, 1999, at 5:00 p.m., local time, for the following purposes:

     1. To elect five directors to serve a term of office expiring at the 2000 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified;

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 13, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during regular business hours at the corporate office of the Company at 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056, for 10 days prior to the Annual Meeting.

     You are cordially invited to attend the meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES, EVEN IF YOU CANNOT ATTEND, AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Steven L. Scheinthal, Secretary
DATED:  July 21, 1999

                       LANDRY'S SEAFOOD RESTAURANTS, INC.
                        1400 POST OAK BLVD., SUITE 1010
                             HOUSTON, TEXAS  77056
                              ___________________

                                PROXY STATEMENT
                              ___________________

     This Proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Meeting") of Landry's Seafood Restaurants, Inc., a Delaware corporation (the "Company"), to be held on August 13, 1999, at 5:00 p.m., local time, at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas, and any adjournment or adjournments thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Stockholders for the year ended December 31, 1998, are first being sent to stockholders on or about July 21, 1999.

     The close of business on July 13, 1999, has been fixed as the Record Date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 25,666,033 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

     The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy will constitute a quorum at the Meeting. The election of directors will be determined by a plurality of the votes cast if a quorum is present and voting. The Board of Directors does not anticipate calling for a vote on any matter other than the election of directors.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voted Shares. Thus, since the election of directors requires a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on such matter, Non-Voted Shares and abstentions will not affect the outcome of the election of directors.

                       PROPOSAL I - ELECTION OF DIRECTORS

     The number of directors has been fixed by the Board of Directors at five, pursuant to the By-laws of the Company. E. A. Jaska, Jr. resigned from the Board of Directors in 1998. The Board of Directors currently consists of five members each of which is standing for re-election. At the meeting, the Common Stock represented by proxies, unless otherwise specified, will be voted for the election of the five nominees hereinafter named. Each nominee will serve until the 2000 Annual Meeting of the Company's stockholders or until their respective successors are duly elected and qualified. A plurality of shares present at the Meeting cast in favor of a nominee is required for the election of each of the nominees listed below.

     Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.

     The following information is set forth with respect to the persons nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                         DIRECTOR    TERM
         NAME                      AGE    SINCE     EXPIRES
         ----                      ---   --------   -------

CURRENT MEMBER
--------------
Tilman J. Fertitta/(3)(4)/          42       1993      1999
Steven L. Scheinthal/(3)/           37       1993      1999
Paul S. West/(3)/                   40       1994      1999
James E. Masucci/(1)(2)/            66       1993      1999
Joe Max Taylor/(1)(2)(4)/           66       1993      1999
_________________
/(1)/ Member of Audit Committee
/(2)/ Member of Compensation and Stock Option Committee
/(3)/ Member of Executive Committee
/(4)/ Member of Nominating Committee

     MR. FERTITTA has served as President and Chief Executive Officer of the Company since 1987. In 1988, he became the controlling stockholder and assumed full responsibility for all of the Company's operations. Prior to serving as President and Chief Executive Officer of the Company, Mr. Fertitta devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta serves on the boards of the Houston Livestock Show and Rodeo, Space Center Houston, the Children's Museum of Houston, The Greater Houston Convention and Visitor's Bureau, the Crohn's and Colitis Foundation, the Better Business Bureau of Houston, and the Childress Foundation.

     MR. SCHEINTHAL has served as Vice President of Administration, General Counsel and Secretary to the Company since September 1992. He devotes a substantial amount of time to lease and contract negotiations and is primarily responsible for the Company's compliance with all federal, state and local ordinances. Prior to joining the Company, he was a partner in the law firm of Stumpf & Falgout in Houston, Texas. Mr. Scheinthal represented the Company for approximately five years before joining the Company. He has been licensed to practice law in the state of Texas since 1984.

     MR. WEST has served as Vice President of Finance and Chief Financial Officer of the Company since June 1993. Prior to joining the Company, Mr. West was a senior manager at Deloitte & Touche and a leader of their Restaurant/Entertainment Advisors Group in Dallas, Texas. He was responsible for numerous restaurant audits and performed the annual restaurant industry operations survey and study on behalf of the National Restaurant Association and many state restaurant associations. Mr. West had been engaged in public accounting and auditing since 1981, and has been a certified public accountant since 1983.

     MR. MASUCCI is self-employed as an advertising consultant. From 1956 until June 1996 he was employed by Capital Cities/ABC ("ABC"). His last position with ABC was as President and General Manager of KTRK-TV, an owned station of ABC in Houston, Texas, a position he held from August 1990 to June 1996. Prior to serving as President, Mr. Masucci served in various executive positions with KTRK-TV and has served as Division Vice President and Vice President of the Broadcast Division of ABC.

     MR. TAYLOR is a director and member of the Executive Committee of American National Insurance Company, a publicly traded insurance company. He also serves on the Board and Audit Committee of the Transitional Learning Center of Galveston and is President and a member of the Executive Committee of Moody Gardens, Inc., which operates a public resort and entertainment facility in Galveston, Texas. Mr. Taylor is also the chief law enforcement administrator for Galveston County, Texas and serves on the Galveston County Pre-Trial Board as well as the Board of Directors of Harbourview Care Center.

     There were eight meetings of the Board of Directors held during the 12 months ended December 31, 1998. All of the current Board members attended 75% or more of the meetings of the Board and committees of the Board on which they were members.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH NOMINEE FOR THE BOARD OF DIRECTORS.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Fertitta, Scheinthal and West, for which information is provided above, the following person is an executive officer of the Company:

       NAME           AGE                  POSITION
       ----           ---                  --------
Richard E. Ervin       43   Vice President of Restaurant Operations


     Mr. Ervin has served as Vice President of Restaurant Operations since 1991. Prior to that time, he was the Vice-President of Internal Controls and Director of Beverage Operations. He has 15 years of experience in high volume, multi-unit food and beverage operations. His experience includes new restaurant development and employee training programs.


                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Stock Option Committee. The Executive Committee has and may exercise all of the authority of the Board of Directors with respect to the management of the Company's business, except with respect to certain specified matters that by law, the Certificate of Incorporation or By-laws must be approved by the entire Board of Directors. The Executive Committee met twelve times during 1998. All actions taken by the Executive Committee were ratified unanimously by the Board of Directors. The Audit Committee is responsible for
(i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent accountants the corporate accounting practices and policies and recommending to whom reports should be submitted within the Company, (iii) reviewing with the independent accountants their final report, (iv) meeting with internal and independent accountants during the year for consultation purposes, and (v) being available to the independent accountants during the year for consultation purposes. The Audit Committee met on two occasions in 1998. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met on two occasions in 1998. The Stock Option Committee grants options under the Company's Stock Option Plans and also determines whether additional options should be granted to deserving key employees. The Stock Option Committee met on four occasions in 1998. The Company established a nominating committee in 1999. The Committee selects appropriate candidates to be recommended to the full Board of Directors and the Stockholders for election as directors.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. For information concerning the relinquishment of certain options by Mr. Taylor, see "Security Ownership of Certain Beneficial Owners and Management". The members of the Compensation Committee had no other relationships with the Company requiring disclosure pursuant to Item 404 of SEC Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the

Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.


                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not executive officers receive Director's fees of $18,000 per year, plus the expenses incurred by them on behalf of the Company. Non-employee Directors also receive $1,000 for each Audit, Compensation and Stock Option Committee meeting they attend. Each current non-employee director has received stock options to acquire shares of Common Stock under the Company's Non-Qualified Formula Stock Option Plan for Non-Employee Directors (the "Non-Employee Director's Plan"). The Non-Employee Director's Plan provides for the granting of nonqualified stock options to non-employee directors of the Company. Pursuant to the Non-Employee Director's Plan, 80,000 shares of Common Stock are reserved for issuance to eligible non-employee directors of the Company or its subsidiaries. The Non-Employee Director's Plan is administered by the President of the Company and requires that the purchase price under each option must not be less than 100% of the fair market value (as defined in the Non-Employee Director's Plan) of the Common Stock at the time of the grant of the option. Full payment for shares purchased upon exercise of an option must be made at the time of exercise and no shares may be issued until full payment is made. Options granted pursuant to the Non-Employee Director's Plan generally vest in five installments beginning no earlier than the first anniversary of the date of grant, and the options expire ten years from the grant date. The Non-Employee Director's Plan provides that an option agreement may include a provision for permitting an optionee the right to deliver previously owned shares of Common Stock in partial or full payment for shares to be purchased upon exercise of an option. In 1995, the Director's Plan was amended to provide that each non-employee director who received a grant of an option on the date such person was elected a director would receive an additional option in the amount of 2,000 shares each time such person was re-elected for an additional term as a director. Pursuant to the Non-Employee Director's Plan, each current non-employee director initially received an option to purchase 10,000 shares of Common Stock at $6 per share and received an option to purchase 2,000 shares at $19.13 per share upon their re-election in 1995, an option to purchase 2,000 shares at $24.63 per share upon their re-election in 1996, an option to purchase 2,000 shares at $18.75 upon their re-election in 1997, and an option to purchase 2,000 shares at $21.31 upon their re-election in 1998. As set forth below, in connection with a payment made to Mr. Taylor his option to acquire 2000 shares was relinquished in 1998. In 1998 and 1999, in connection with their functions as members of Committees of Non-Employee Independent Directors, Messrs. Masucci and Taylor were each paid $41,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. The Company believes, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, that during the preceding fiscal year all of the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements, except that Mr. Taylor and Mr. Masucci failed to timely file a Form 4 required to be filed during 1998. Such reports have been filed with the SEC.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each of Messrs. Fertitta, Scheinthal, West, Ervin, Masucci and Taylor is 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056.

NAME OF BENEFICIAL OWNER                    SHARES BENEFICIALLY OWNED
------------------------                    --------------------------
                                               NUMBER        PERCENT
                                            ------------   -----------
Tilman J. Fertitta/(1)(4)(5)/                  5,800,000         21.9%
Steven L. Scheinthal/(2)/                         86,500           *
Paul S. West/(2)/                                143,100           *
James E. Masucci/(2)/                             14,000           *
Joe Max Taylor/(2)(3)/                             6,000           *
Richard E. Ervin/(2)/                             48,667           *
Hospitality Entertainment, L.L.C./(4)/         2,090,000          8.1%
All officers, directors and nominees
as a group/(5) / (6 persons)                   8,188,267         30.7%
--------------
*     Less than 1%.

/(1)/ Includes 800,000 shares subject to options which are exercisable within 60 days of Record Date and the 2,090,000 shares owned of record by Hospitality Entertainment, L.L.C. ("Hospitality"). Mr. Fertitta has a 90% ownership interest in Hospitality (his wife owns the remaining 10%) and thus controls Hospitality. Mr. Fertitta is deemed to share voting and dispositive power with Hospitality with respect to such 2,090,000 shares.

/(2)/ Includes 66,000, 64,000, 14,000,  6,000 and 41,667 shares subject to options, respectively for the persons named in the above table, which are exercisable within 60 days of the Record Date.

/(3)/ In 1998, the Company paid $40,000 to Mr. Taylor  and concurrently Mr.
      Taylor relinquished an option to purchase 2,000 shares of the Company's Common Stock at an exercise price of $6.00 per share previously issued to Mr. Taylor.

/(4)/ Hospitality is the record owner of 2,090,000 shares or 8.1% of the Company's Common Stock. Mr. Fertitta has a 90% interest membership interest in Hospitality (his wife owns the remaining 10%) and is deemed to share voting and dispositive power with Hospitality with respect to such 2,090,000 shares.

/(5)/ Includes 991,667 shares subject to options for all officers and directors as a group which are, or will become, exercisable within 60 days of the Record Date.

                             EXECUTIVE COMPENSATION

     The following table sets forth in summary, compensation paid by the Company and its subsidiaries for the year ended December 31, 1998 to executive officers of the Company whose cash compensation exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                    Long Term
                                         Annual Compensation       Compensation
                                      --------------------------   ------------
                                                                   Securities
                                                                   Underlying
                                             Salary      Bonus     Options/SARs
Name and Principal Position/(1)/      Year     ($)      ($)/(2)/       (#)
-----------------------------------   ----   -------    --------   ------------
Tilman J. Fertitta(4)                 1998   578,142           0        900,000
President and Chief                   1997   525,000     325,000        750,000
Executive Officer                     1996   465,000     200,000        150,000
E.A. "Al" Jaksa, Jr.(3)               1998   222,115           0              0
   Former Executive Vice              1997   200,000     125,000         75,000
   President and Chief                1996   255,000     125,000        100,000
   Operating Officer
Steven L. Scheinthal                  1998   182,788           0        200,000
   Vice President of                  1997   165,000     125,000         75,000
   Administration, Secretary          1996   129,000     100,000        100,000
   and General Counsel
Paul S. West(4)                       1998   177,692           0        200,000
   Vice President of Finance and      1997   160,000     125,000         50,000
   Chief Financial Officer            1996   120,000      10,000         50,000
Richard E. Ervin                      1998   117,981           0        125,000
   Vice President of Restaurant       1997   105,000      75,000        325,000
   Operations                         1996    90,000      50,000        200,000

--------------


/(1)/ These executive officers receive personal benefits in addition to salary.
      However, the Company has concluded that the aggregate amount of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for each such executive.

/(2)/ Bonuses were paid in the year after date indicated in table to reflect accomplishments in the year indicated.

/(3)/ Mr. Jaksa resigned his positions as Executive Vice President and Chief
      Operating Officer in August, 1998. Compensation for 1998 includes severance payments.

/(4)/ The Compensation Committee has determined that no base salary raises shall be awarded to Messrs. Fertitta and West in 1999. No bonuses were awarded to any Executive Officer in 1999.

     The following table provides details regarding stock options granted in 1998 to executive officers named in the Summary Compensation Table. In addition, in accordance with SEC rules, the hypothetical gains are shown that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              Individual Grants
                               -----------------------------------------------
                                                                                  Potential Realizable
                                 No. of                                             Value at Assumed
                               Securities   % of Total                           Annual Rates of Stock
                               Underlying    Options                             Price Appreciation for
                                Options     Granted to    Exercise    Expira-       Option Term/(3)/
                                Granted     Employees      Price        tion     ----------------------
         Name                   in 1998      in 1998       ($/Sh)       Date        5% ($)      10% ($)
----------------------------   ----------   ----------    --------    --------    ---------   ---------
Tilman J. Fertitta/(1)/           900,000           41%       6.00    12/17/08    3,396,031   8,606,207
Steven L. Scheinthal/(2)/         200,000            9%       6.00    12/17/08      754,673   1,912,491
Paul S. West/(2)/                 200,000            9%       6.00    12/17/08      754,673   1,912,491
Richard E. Ervin/(2)/             125,000            6%       6.00    12/17/08      471,671   1,195,307

---------------
/(1)/ Granted pursuant to the Company's 1993 Employee Stock Option Plan.

/(2)/ Granted pursuant to the Company's 1995 Flexible Incentive Plan.

/(3)/ Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC's rules and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on the exercise of stock options are dependent on the future performance of the Common Stock, overall market conditions, and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. Amounts shown under the "Potential Realizable Value" columns have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

     The following table shows the number of shares acquired upon exercise of stock options in 1998, the value realized and the number of shares covered by both exercisable and unexercisable stock options held by executive officers named in the Summary Compensation Table at December 31, 1998. Also reported are the value for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the price of the Common Stock as of December 31, 1998.

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


                                                                                                 Value of Unexercised
                                                                Number of Unexercised            In-The-Money Options
                            Shares        Value                 Options at End of 1998             at End of 1998/1/
                           Acquired      Realized    -----------------------------------------   --------------------
         Name             on Exercise      ($)       Exercisable   Unexercisable   Exercisable      Unexercisable
-----------------------   -----------   ----------   -----------   -------------   -----------   --------------------
Tilman J. Fertitta                -0-      N/A           700,000       1,100,000          $-0-             $1,350,000
Steven L. Scheinthal           96,250   1,332,525            167         315,833          $-0-             $  300,000
Paul S. West                   91,250   1,247,460          4,000         310,000          $-0-             $  300,000
Richard E. Ervin               53,800     775,975            334         201,666          $-0-             $  187,500

-----------
/(1)/ The values were determined on the basis of the closing Common Stock price of $7.50 on December 31, 1998, and equals the aggregate amount by which the market value of the option shares exceeded the exercise price of outstanding options.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In August 1993, the Board of Directors established a Compensation Committee to review and approve the compensation levels of members of management, evaluate the performance of management, consider management succession and consider any related matters for the Company. The Committee is charged with reviewing with the Board of Directors in detail all aspects of compensation for the executive officers of the Company.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and preserving strong financial performance, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing stockholder value, and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional geographic and overall industry market conditions.

     The available forms of executive compensation include base salary, cash bonus awards and stock options. Each component is intended to serve the Compensation Committee's philosophy; however, performance of the Company is a key consideration. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. An additional objective of the Compensation Committee has been to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its key employees in an effort to further instill stockholder considerations and values in the actions of all the key employees and executive officers.

     In furtherance of the Company's compensation philosophy and goal of employing, retaining and rewarding its executives who have demonstrated a desire and ability to lead the Company in the pursuit of its business objectives, the Company entered into Personal Service and Employment Agreements with the CEO and with Steven L. Scheinthal, Paul S. West and Richard E. Ervin (Messrs. Scheinthal, West and Ervin are collectively referred to as the "Additional Executives"). The employment agreements, which are discussed in more detail below, became effective as of January 1, 1998 and established the initial base salary payable to the CEO and each of the Additional Executives in 1998, established the number of options available to the CEO and each of the Additional Executives, and further provided for additional bonus awards under any bonus programs established by the Company and/or, based upon merit and Company performance, from the Compensation Committee. The employment agreements also provided for certain additional executive benefits and perquisites to be provided to each of the CEO and the Additional Executives.

     The employment agreements established the initial salary payable in 1998 for the CEO and each of the Additional Executives. Each executive officer's salary shall thereafter be reviewed at least annually. In establishing the initial salary payable to the CEO and the Additional Executives, the Compensation Committee considered a number of factors. The factors included a review and evaluation of the compensation and salary levels for similar level executives for other comparable companies in the industry, the achievement of specified business objectives during the prior fiscal years including progress made by the Company in increasing the number of restaurants, improving revenues, income and operating cash flows and progress made by the Company in product development and improvements in customer satisfaction. Based upon such considerations, the Compensation Committee determined the following 1998 fiscal base salary levels to be fair and appropriate for the CEO and Additional Executives taking into consideration the level of salary compensation paid to the other officers of the Company and the salaries payable to other similarly situated executives at the Company's industry peers: Mr. Fertitta $585,000; Mr. Scheinthal - $185,000; Mr. West - $180,000; and, Mr. Ervin - $120,000. The
Compensation Committee determined not to grant any bonuses to Executive Officers in 1998. In determining the options granted to the CEO and Additional Executives for fiscal 1998, the Compensation Committee considered the terms of the CEO's Employment Agreement and granted to the CEO stock options to acquire up to 900,000 shares of the Company's stock. The Compensation Committee also granted to Messrs. Scheinthal and West options to acquire up to 200,000 shares and Mr. Ervin options to acquire up to 125,000 shares of the Company's stock in accordance with the terms of their employment agreements.


                              COMPENSATION COMMITTEE

                              James E. Masucci
                              Joe Max Taylor

            EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into Personal Service and Employment Agreements with the CEO and each of the Additional Executives which set forth the general terms and conditions of each such executive's employment by the Company for the period commencing January 1, 1998 through December 31, 2002, unless sooner terminated. Each of the executives have the right to voluntarily terminate his employment upon 90 day's prior notice.

     Pursuant to the terms and provisions of the Personal Service and Employment Agreement between the Company and Mr. Fertitta (the "CEO's Agreement"), Mr. Fertitta has agreed to serve as President and Chief Executive Officer of the Company to December 31, 2002, and is subject to automatic five-year extensions. The CEO's Agreement provides that Mr. Fertitta will devote substantially all of his time and attention to the business and affairs of the Company and will receive, among other things, an annual base salary in an amount not less than $585,000, annual cash bonuses in amounts determined by the Compensation Committee, and stock options covering at least as many shares for which options were granted to Mr. Fertitta during the three (3) fiscal years preceding 1998 (900,000 shares), such options to be granted at a price equal to the fair market value of the Company's Common Stock on the date of grant. In 1998, all 900,000 options were granted with an exercise price of $6.00 per share. The options vested and were exercised in 1999. All shares of the Company's stock issuable upon exercise of any such options shall be registered pursuant to the Company's then existing Registration Statement on Form S-8.

     The CEO's Agreement further provides that Mr. Fertitta shall be included in all plans and programs of the Company made available to the Company's executives and other salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, long-term disability, vacations and holidays. Mr. Fertitta will also be entitled to life insurance and certain other benefits and perquisites in addition to those made available to the Company's management generally, including use of a Company automobile and other transportation facilities, certain memberships, and matching charitable contributions to charities of the CEO's choice. Mr. Fertitta is also entitled to split-dollar life insurance. However, such split-dollar life insurance was not obtained for Mr. Fertitta during 1998.

     In the event Mr. Fertitta's employment is terminated as a result of his death or disability (as defined in the CEO's Agreement), he, or his legal representative, will be entitled to receive all compensation he would otherwise have been entitled to receive throughout the remaining term of the then effective employment period as well as the most favorable benefits provided by the Company with regard to death or disability, all payable within 90 days of such death or disability. In addition, upon Mr. Fertitta's death or disability, the stock options that Mr. Fertitta is entitled to receive under the CEO's Agreement which have not vested shall immediately vest. In the event Mr. Fertitta's employment is terminated (i) by him other than for Good Reason (as defined in the CEO's Agreement) or (ii) by the Company for Cause (as defined in the CEO's Agreement), Mr. Fertitta will receive all accrued compensation and other amounts owed to him under his Employment Agreement as of the date of termination as well as the most favorable benefits provided by the Company with regard to death or disability. In the event Mr. Fertitta's employment is terminated (i) by the Company other than for Cause, (ii) by Mr. Fertitta for Good Reason (including a substantial or material alteration of the CEO's duties and responsibilities under the CEO's Agreement; action by the Company which negatively affects the CEO's rights under an employee benefit plan; relocation; and material breach by the Company of the CEO's Agreement, subject to thirty
(30) days' notice to cure; and, any failure by the Company or its successors or assigns to assume and perform the CEO's Agreement), or (iii) a Change in Control (as defined in the CEO's Agreement), Mr. Fertitta will be entitled to receive the following: (a) a lump sum payment of $3,000,000 in consideration of his agreement not to compete with the Company, payable in full within five (5) days of his termination, (b) an amount equal to two (2) years' base salary at the rate then in effect immediately prior to termination, payable in full within five (5) days of termination, (c) all stock options that Mr. Fertitta is entitled to receive under the CEO's Agreement which have not vested shall immediately vest, (d) the Company will pay all excise taxes, penalties and interest arising from payments made under the CEO's Agreement which are imposed pursuant to Section 4999 of the United States Internal Revenue Code or other similar federal, state or local law, (e) a lump sum payment of $2,000,000 in lieu of the Company's further maintenance of the split-dollar life insurance policy, payable in full within five (5) days of his termination, (f) for a period of two (2) years following his termination, the Company will provide all benefits he would have otherwise been eligible to receive as if he were still employed by the Company, and (g) within five (5) days of his termination, he will receive title to his Company automobile, free and clear of all encumbrances. The CEO's Agreement further provides that during the term of Mr. Fertitta's employment and for a period of one (1) year following the termination of his employment, Mr. Fertitta will not engage in any businesses involving the operation or management of seafood restaurants within a 100-mile radius of any location in which the Company operates a seafood restaurant.

     The conditions of the Personal Service and Employment Agreements of the Additional Executives (the "Additional Executive Agreements") are substantially similar, differing only with respect to the specific amounts or value of certain items of compensation to which each is entitled under the respective Additional Executive Agreement. Under the Additional Executive Agreements, each Additional Executive is obligated to devote his full time, attention and energy to the Company. As compensation, the Additional Executive will receive, among other things, the following respective annual base salaries: Mr. Scheinthal-$185,000; Mr. West-$180,000; and Mr. Ervin-$120,000. Each Additional Executive will be entitled to annual bonus awards under any bonus program established by the Company and/or based on merit and Company performance from the Stock Option Committee. Each Additional Executive will be included in all plans and programs of the Company made available to the Company's executives and other salaried employees generally, including group life, accidental death and dismemberment, hospitalization, surgical, major medical, long-term disability, and payment of or reimbursement of medical expenses not covered by such plans up to $3,000 annually. Each Additional Executive shall also be entitled to split-dollar life insurance and certain other benefits and perquisites in addition to those made available to the Company's management generally, including use of a Company automobile and other transportation facilities, certain memberships, and matching charitable contributions to the charities of each Additional Executive's choice. During the term of employment, each of the Additional Executives shall be granted stock options for the following respective number of shares: Mr. Scheinthal-200,000 shares; Mr. West-200,000 shares; and Mr. Ervin-125,000 shares. Such options shall be granted at a price equal to the fair market value at the time of grant. In 1998 all options under these Additional Executive Agreements were granted with an exercise price of $6.00 per share.
The options shall vest in equal annual installments over three (3) years from the time of grant and all shares of the Company stock issuable upon exercise of any such options shall be registered pursuant to the Company's then existing Registration Statement on Form S-8.

     In the event an Additional Executives' employment is terminated as a result of his death or disability (as defined in the Additional Executive Agreement), he, or his legal representative, will receive his base salary which he would have otherwise been entitled to receive throughout the remainder of the then effective employment term, as well as the most favorable benefits provided by the Company with regard to death or disability, all payable within ninety (90) days of such death or disability. In addition, upon the Additional Executive's death or disability, the stock options that the Additional Executive is entitled to receive pursuant to the terms of his Additional Executive Agreement which have not been granted or have not vested shall immediately be granted and vest. In the event an Additional Executive's employment is terminated (i) by him other than for Good Reason (as defined in the Additional Executive Agreement) or (ii) by the Company for Cause (as defined in the Additional Executive Agreement), the Additional Executive shall only be entitled to receive accrued compensation and unpaid expenses through his termination date. In the event an

Additional Executive's employment is terminated by the Company other than for Cause, the Additional Executive shall be entitled to receive, for a period of twelve (12) months following such termination, his base salary at the rate then in effect as of the date of termination and maintenance of all insurance benefits provided under the terms of the Additional Executive Agreement. In the event any Additional Executive's employment is terminated following a Change in Control (as defined in the Additional Executive Agreement), the Additional Executive Agreement provides that the Additional Executive will receive: (i) a lump sum payment in consideration of his agreement not to compete in the following respective amounts: Mr. Scheinthal-$1,500,000; Mr. West-$1,500,000 and Mr. Ervin-$750,000, (ii) those benefits as he would have otherwise been entitled to receive had he been terminated by the Company other than for Cause, (iii) all stock options not yet vested will immediately vest, (iv) the Company will pay all excise taxes, penalties and interest arising from payments made under the Additional Executive Agreement which are imposed pursuant to Section 4999 of the United States Internal Revenue Code or similar federal, state or local law, and
(v) the Additional Executive will receive title to his company automobile, free and clear of all encumbrances. The Additional Executive Agreement provides that the Additional Executive shall not, during the term of employment and for one
(1) year following his termination from the Company, compete with the Company in the casual dining restaurant business anywhere in the United States. The Additional Executive Agreement further provides that during the term of employment and for a period of two (2) years following the termination of employment from the Company, the Additional Executive shall not seek to solicit, divert or hire the employees of the Company.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the previous Report of the Compensation Committee of Landry's Seafood Restaurants, Inc. on Executive Compensation shall not be incorporated by reference into any such filings.

                                 PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total stockholder return with the cumulative total stockholder return of the Dow Jones Global Index and the Dow Jones Restaurant Index for the five (5) year period from January, 1994 through December, 1998, assuming in each case an initial investment of $100 on January 1, 1994:

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
              LANDRY'S SEAFOOD RESTAURANTS, INC., DOW JONES GLOBAL
                     INDEX, AND DOW JONES RESTAURANT INDEX


                             [GRAPH APPEARS HERE]



                         08/18/93    12/31/93   12/31/94   12/31/95   12/31/96   12/31/97    12/31/98

Dow Jones                    100        102        100        134        162        213         270
Global Index

Dow Jones                    100        104         98        139        141        145         218
Restaurant

Landry's                     100        200        236        284        356        400         125
Seafood
Restaurants, Inc.


                              CERTAIN TRANSACTIONS

     The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company.

     Effective January 1, 1996, the Company entered into a Consulting Service Agreement (the "Agreement") with Fertitta Hospitality, LLC ("Fertitta Hospitality"), which is jointly owned by Mr. Fertitta and his wife. Pursuant to the Agreement, the Company provides limited consulting services to Fertitta Hospitality with respect to management and operational matters, administrative and personnel matters. The Company receives a consulting fee of $2,500 per month under the Agreement plus the reimbursement of all out-of-pocket expenses and such additional compensation as may be agreed upon. The Agreement provides for a one-year term which is automatically renewed unless either party terminates the Agreement upon 30 days' written notice to the other party. The Consulting Services Agreement was entered into between related parties and was not the result of arm's-length negotiations. Accordingly, the terms of this transaction may have been more or less favorable to the Company than might have been obtained from unaffiliated third parties. The Company believes that the terms of the transaction were at least as favorable to the Company as that which could have been obtained in arm's-length transactions with an unaffiliated party.

     The Company entered into an agreement with 610 Loop Venture, L.L.C. ("Loop 610 Venture"), a company wholly-owned by the CEO, whereby the Company would sell to Loop 610 Venture a 4-acre undeveloped tract of land at a third-party appraised value of approximately $5,360,000 (approximately $700,000 more than the original purchase price paid by the Company), and Loop 610 Venture would construct the condominium project on the land. It is proposed that the condominium project would contain, among other things, a hotel unit owned by Loop 610 Venture and a 4-story 83,000 square foot office facility. The agreement contemplates that the Company would purchase the office facility for a third-party appraised value of approximately $14,840,000. The agreement further contemplates that at the completion of the project, a condominium regime agreement would be entered into between the Company and Loop 610 Venture who would continue to operate and manage the project. The Company and Loop 610 Venture have executed an amendment to the contract delaying commencement of construction of the condominium project, including the 4-story, 83,000 square foot office facility, until April 1, 2000. The amendment further provides that the Company will enter into a ground lease agreement with 610 Loop Venture for approximately one-third of the undeveloped tract. The ground lease agreement provides for 610 Loop Venture's development of a retail facility which is the initial phase of 610 Loop Venture's condominium project. However, 610 Loop Venture cannot utilize any other portion of the undeveloped tract and can take no action which in any manner may hinder, delay, impede or increase the cost of construction to the Company for the building of the office facility. The ground lease is for a term of five years with one option renewal period and shall terminate upon 610 Loop Venture's purchase of the entire 4-acre undeveloped land tract. Under the terms of the ground lease, 610 Loop Venture will pay the Company base rent and pro-rata real property taxes and insurance in the amount of approximately $16,000 per month.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accountants for the fiscal year ended December 31, 1998, were, and for the fiscal year ending, December 31, 1999, will be, the firm of Arthur Andersen LLP. It is anticipated that one or more representatives of such firm will attend the Annual Meeting. Such representatives will be given an opportunity to make statements at the Annual Meeting, if they so desire, and are expected to be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 2000 Annual Meeting of Stockholders for inclusion in the Proxy Statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than January 6, 2000. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.


                                 OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

     If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the directors as set forth under "Election of Directors" above.

     The presence of a stockholder at the meeting will not operate to revoke his/her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or by voting in person at the meeting.

     If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.

                                   FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT NOT THE EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO STEVEN L. SCHEINTHAL, SECRETARY, LANDRY'S SEAFOOD RESTAURANTS, INC., 1400 POST OAK BOULEVARD, SUITE 1010, HOUSTON, TEXAS 77056. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FORWARDED UPON RECEIPT OF A WRITTEN REQUEST THEREFORE ADDRESSED TO MR. SCHEINTHAL.

     EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                              By Order of the Board of Directors,


                              -------------------------------------------
                              Steven L.  Scheinthal
                              Secretary

July 21, 1999

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Tilman J. Fertitta, Steven L. Scheinthal and Paul S. West or any of them, with power of substitution of each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders of Landry's Seafood Restaurants, Inc., to be held at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056, on August 13, 1999, at 5:00 p.m., and any adjournment or adjournments thereof, and to vote the number of shares which the undersigned would be entitled to vote if personally present.

To vote in accordance with the Board of Directors' recommendations just sign the reverse side; no boxes need be checked.

                 (Continued and to be signed on reverse side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                      LANDRY'S SEAFOOD RESTAURANTS, INC.

                                August 13, 1999






                Please Detach and Mail in the Envelope Provided


[X]  Please mark your
     votes as in this
     example.


1. Election of       FOR         ABSTAIN
   Directors         [ ]          [ ]      Nominees: Tilman J. Fertitta
                                                     Steven L. Scheinthal
                                                     Paul S. West
                                                     James E. Masucci
                                                     Joe Max Taylor

For all nominees except as notes below:

[ ]____________________________________


2. In their discretion, upon such other matters as properly come before the meeting.


   When properly executed, this proxy will be voted as designated hereon by the undersigned. If no choice is specified, the proxy will be voted "FOR" the election of all nominees for Director listed hereon, and according to the discretion of the proxy holders, on any other matters that may properly come before the Meeting or any and all postponements or adjournments thereof.

                   PLEASE DO NOT FOLD OR MUTILATE THIS CARD

   NOTE: Please sign exactly as your name appears on this card. On joint accounts each joint holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

   Please mark, sign, date and return this proxy card promptly using the enclosed envelope.


SIGNATURE____________________________DATE_________, 1999

SIGNATURE____________________________DATE_________, 1999